Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
John Waelti, Financial Relations Board	Darryl Cater, Media Relations Coordinator
(312) 640-6760	(630) 218-8000 x4896
jwaelti@frbir.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

REPORTS PERFORMANCE RESULTS FOR FOURTH QUARTER AND YEAR 2006

OAK BROOK, Ill. (February 20, 2007) – Inland Real Estate Corporation (NYSE: IRC) today announced financial results for the fourth quarter and year ended December 31, 2006.

Highlights

•

Funds from operations (FFO) of $21.6 million or $0.33 per share (basic and diluted) for the three months ended December 31, 2006, and $89.2 million or $1.33 per share (basic and diluted) for the year ended December 31, 2006

•

Net income of $8.4 million or $0.13 per share (basic and diluted), and $45.2 million or $0.67 per share (basic and diluted) for the three months and year ended December 31, 2006, respectively

•

Portfolio was 96.4% leased as of December 31 2006, 0.2% ahead of third quarter and 0.3% ahead of one year ago

•

A total of 302 new and renewal leases were executed for the rental of 1.3 million aggregate square feet during the year; new lease activity increased 18.9% over expiring rates

•

Substantially completed its first transaction involving 1031 Exchange Tenant in Common business with joint venture partner

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (REITs), for the three months ended December 31, 2006 was $21.6 million, a decrease of 2.3% compared to $22.1 million for the three months ended December 31, 2005.  On a per share basis, FFO was $0.33 (basic and diluted) for the three months ended December 31, 2006, equal to the three months ended December 31, 2005.  The decrease in FFO is due to increased interest expense on larger amounts of debt outstanding, including the convertible note offering from which approximately $50 million was used to repurchase common stock, higher general and administrative expenses incurred due to the attempted merger with Inland Retail Real Estate Trust, Inc. (IRRETI), mostly offset by increased earnings from properties acquired during the year.

The Company reported that net income was $8.4 million for the three-months ended December 31, 2006, a decrease of 29.4% compared to net income of $12.0 million for the three months ended December 31, 2005.  On a per share basis, net income was $0.13 per share (basic and diluted) for the three months ended December 31, 2006, a decrease of 27.8% compared to $0.18 per share (basic and diluted) for the three months ended December 31, 2005.  The decrease in net income is due to increased interest and general and administrative expenses as noted above, as well as additional non-cash depreciation and amortization expense on a larger portfolio of assets this year versus last year, including those held in our unconsolidated joint venture, partially offset by increased earnings from property acquisitions.  Also, net income for the three months ended December 31, 2005 included gains on sale of property of $0.6 million, or $0.01 per share compared to no sales for the three months ended December 31 2006.

FFO decreased $0.3 million, or 0.3%, to $89.2 million for the year ended December 31, 2006.  On a per share basis, FFO remained constant at $1.33 for both reporting periods.  The decrease in FFO is primarily due to a marked reduction in lease termination fee income in 2006 versus recording a large one-time lease termination fee of $6.1 million (offset by a write-off of straight-line rent of $0.9 million), or $0.08 per share in the first quarter 2005, almost completely offset by a 2.2% increase in same store property net operating income as well as earnings from new property acquisitions this year.

Net income decreased $2.1 million, or 4.4%, to $45.2 million for the year ended December 31, 2006, compared to net income of $47.3 million for the year ended December 31, 2005.  Earnings per share was $0.67 (basic and diluted) for the year ended December 31, 2006, a decrease of $0.03, or 4.3%.  The decrease in net income for the year is due primarily to a small amount of lease termination fee income recorded in 2006 compared to the large one-time lease termination fee earned in 2005, along with additional non-cash depreciation and amortization expense.  Also included in net income are gains on sale of property of $6.4 million, or $0.09 per share, for the year ended December 31, 2006, and $1.2 million, or $0.02 per share, for the year ended December 31, 2005.  A reconciliation of FFO to net income and FFO per share to earnings per share is provided at the end of this news release.

“In 2006 we continued to establish a solid foundation for our Company’s future growth,” said Robert Parks, President and Chief Executive Officer of Inland Real Estate Corporation. “We accomplished this through strategic acquisitions that included our first lifestyle center, portfolio redevelopment activities and creative joint venture activities. The benefits of these initiatives will be reflected in both 2007 and beyond.”

Portfolio Performance
Total revenues increased 3.9% to $44.7 million for the three months ended December 31, 2006, from $43.0 million for the three months ended December 31, 2005.  For the year ended December 31, 2006, total revenues decreased $2.8 million, or 1.5%, to $178.4 million, primarily due to minimal lease termination fee income this year compared to the large lease termination fee earned in the first quarter of 2005.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and 12-month periods during each year.  A total of 122 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  Net operating income decreased $0.2 million or 0.9% to $28.9 million (excluding straight-line rent and lease termination fee income) on the same store portfolio for the three months ended December 31, 2006, from $29.1 million one year ago.  The quarterly decrease is primarily due to increased operating expenses not fully recovered.

Same store net operating income increased 2.2% (excluding straight-line rent and lease termination fee income) to $116.7 million for the year ended December 31, 2006, compared to $114.2 million for the year ended December 31, 2005.  This increase is primarily the result of positive leasing spreads, along with reduced operating expenses.  As of December 31, 2006, occupancy for the Company’s same store portfolio was 95.6%, 0.6% above the occupancy level of one year ago.

EBITDA increased 8.5% to $35.7 million for the three months ended December 31, 2006, compared to $32.9 million for the three months ended December 31, 2005.  For the year ended December 31, 2006, EBITDA increased 5.4% to $141.5 million from $134.3 million last year.  A definition and reconciliation of EBITDA to income from continuing operations is provided at the end of this news release.

Balance Sheet, Market Value and Liquidity
EBITDA coverage of interest expense was 2.6 times for the three months ended December 31, 2006.  The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding the Company’s ability to service and incur debt.

During the fourth quarter, the Company sold $180 million, 4.625% convertible senior notes due 2026 with a 15% conversion premium and no-call option for five years.  The net proceeds were used to pay down the Company’s unsecured line of credit by $120 million and to repurchase 2,776,000 shares of its common stock for approximately $50 million.

At December 31, 2006, the Company had an equity market capitalization of $1.2 billion and $1.0 billion of total debt outstanding (including debt in unconsolidated joint ventures) for a total market capitalization of $2.2 billion and a debt-to-total market capitalization of 44.7%.  Including the convertible notes, approximately 88% of this debt was fixed at a weighted average interest rate of 5.20%.  At December 31, 2006, the Company had approximately $28 million outstanding on its unsecured line of credit, which the Company uses for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Leasing
The Company reports that leasing activity remains strong throughout its portfolio.  For the three months ended December 31, 2006, the Company executed 33 new and 51 renewal leases, aggregating approximately 325,000 square feet.  The 33 new leases comprise approximately 96,000 square feet with an average rental rate of $15.55 per square foot, a 22.2% increase over the average expiring rate.  The 51 renewal leases comprise approximately 229,000 square feet with an average rental rate of $12.87 per square foot, a 10.1% increase over the average expiring rate.  For the year ended December 31, 2006, the Company executed 97 new and 205 renewal leases, aggregating approximately 1.3 million square feet.  The 97 new leases represent approximately 402,000 square feet with an average rental rate of $14.21 per square foot, an 18.9% increase over the average expiring rate.  The 205 renewal leases represent approximately 900,000 square feet with an average rental rate of $13.57 per square foot, a 15.3% increase over the average expiring rate.  The Company also signed 16 leases for 126,000 square feet of new, previously un-leased space.  As of December 31, 2006, the Company’s portfolio was 96.4% leased, compared to 96.1% leased as of December 31, 2005, and ahead of the 96.2% leased as of September 30, 2006.

Acquisitions
During the fourth quarter, the Company acquired with joint venture partner, New York State Teachers’ Retirement System (NYSTRS), Ravinia Plaza Shopping Center in Orland Park, Illinois for $18.1 million.  Ravinia Plaza Shopping Center is a 101,000 square foot retail center anchored by Borders bookstore.  In the fourth quarter, the Company also acquired for $11.3 million Apache Shoppes in Rochester, Minnesota, a 61,000 square foot retail center anchored by Linens ‘n’ Things.

For the year ended December 31, 2006, the Company acquired, directly or with its joint venture partner, eight retail centers totaling 1.2 million square feet with an aggregate purchase price of approximately $236.9 million.  Additionally, the Company acquired approximately 115 acres of land for $36.4 million through its development joint ventures.

Contributions/Dispositions
During the quarter, the Company contributed at book value Honey Creek Commons in Terre Haute, Indiana to its joint venture with Inland Real Estate Exchange Corporation (IREX) to be sold through its 1031 Exchange Tenant in Common program.

For the year ended December 31, 2006, the Company sold four retail centers totaling approximately 129,000 square feet for approximately $15.7 million.  Proceeds from these sales were used to acquire new retail centers on a tax deferred basis.  Also, the Company sold a 15 acre land parcel through one of its development joint ventures for approximately $2.8 million.

Joint Venture

During the fourth quarter, the Company substantially completed its first transaction through its joint venture with IREX.  The venture is designed to provide enhanced growth potential for the Company through the 1031 Exchange Tenant in Common business while generating fees for services provided to the program.

With the purchase of Ravinia Plaza through its joint venture with NYSTRS, the venture has acquired approximately $315 million of the $400 million acquisition goal over its first two years, despite the difficult acquisition environment for quality retail properties.

Dividends
In November and December 2006 and January 2007, the Company paid monthly cash dividends to stockholders of $0.08 per common share.  In January 2007, the Company increased its monthly dividend to $0.08167 for the dividend payable on April 17, 2007 to shareholders of record on April 2, 2007.

Guidance
The Company expects that FFO per common share (basic and diluted) for fiscal year 2007 will be in the range of $1.40 to $1.43.  The Company anticipates growth from same store net operating income to be in the range of 2% to 3%.  The Company will receive the full year benefit from reduced interest expense, and fewer common shares outstanding as a result of the shares repurchased with a portion of the proceeds, from the sale of the convertible notes in November 2006.  The Company also anticipates increased activity through its joint venture with IREX, a certain number of acquisitions though its joint venture with NYSTRS, along with limited direct acquisitions in conjunction with dispositions during the year, as well as income from its development joint ventures.

Conference Call/Webcast
The Company will host a management conference call to discuss its financial results on Tuesday, February 20, 2007 at 10:00 a.m. CST (11:00 a.m. EST).  Hosting the conference call for the Company will be Robert Parks, President and Chief Executive Officer, Mark Zalatoris, Chief Operating Officer, Brett Brown, Chief Financial Officer and Scott Carr, President of Property Management.  The conference call can be accessed by dialing 866-383-8008, or 617-597-5341 for international callers.  The conference call passcode is 15292218.  The Company recommends that participants dial in at least ten minutes prior to the scheduled start of the call.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 12:00 noon CST (1:00 p.m. EST) on February 20, and will be available until 12:00 midnight on Tuesday, February 27, 2007.  Interested parties can access the replay of the conference call by dialing 888-286-8010, or 617-801-6888 for international callers.  The replay passcode is 36232248.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 146 neighborhood, community, lifestyle and single-tenant retail centers located primarily in the Midwestern United States, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three-months ended December 31, 2006, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
December 31, 2006 and 2005
(In thousands except per share data)

Assets

	December 31, 2006	December 31, 2005
Investment properties:
Land	$337,896	317,604
Construction in progress	434	821
Building and improvements	926,014	878,614

	1,264,344	1,197,039
Less accumulated depreciation	218,808	188,483

Net investment properties	1,045,536	1,008,556

Cash and cash equivalents	27,569	26,804
Investment in securities (net of an unrealized loss of $546 at December 31, 2006 and an unrealized gain of $293 December 31, 2005,	16,777	19,133
Restricted cash	4,044	4,049
Accounts and rents receivable (net of provision for doubtful accounts of $1,990 and $2,798 at December 31, 2006 and 2005, respectively)	33,668	31,742
Mortgages receivable	27,848	11,406
Investment in and advances to unconsolidated joint ventures	74,890	52,889
Deposits and other assets	3,864	2,959
Acquired above market lease intangibles (net of accumulated amortization of $2,450 and $1,856 at December 31, 2006 and 2005, respectively)	3,118	3,831
Acquired in-place lease intangibles (net of accumulated amortization of $6,534 and $4,395 at December 31, 2006 and 2005, respectively)	21,102	19,942
Leasing fees (net of accumulated amortization of $1,572 and $1,387 at December 31, 2006 and 2005, respectively)	3,378	2,795
Loan fees (net of accumulated amortization of $4,107 and $2,735 at December 31, 2006 and 2005, respectively)	7,367	4,893

Total assets	$1,269,161	1,188,999

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets (continued)
December 31, 2006 and 2005
(In thousands except per share data)

Liabilities and Stockholders' Equity

	December 31, 2006	December 31, 2005
Liabilities:
Accounts payable and accrued expenses	$5,558	4,560
Acquired below market lease intangibles (net of accumulated amortization of $3,535 and $3,216 at December 31, 2006 and 2005, respectively)	4,537	7,477
Accrued interest	3,683	2,426
Accrued real estate taxes	24,425	22,946
Distributions payable	5,205	5,401
Security and other deposits	2,466	2,423
Mortgages payable	622,280	602,817
Line of credit	28,000	65,000
Convertible notes	180,000	-
Prepaid rents and unearned income	2,596	2,752
Other liabilities	10,363	12,631

Total liabilities	889,113	728,433

Commitments and contingencies

Minority interest	3,065	18,748

Stockholders' Equity:
Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at December 31, 2006 and December 31, 2005	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 65,059 and 67,502 Shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	650	675
Additional paid-in capital (net of offering costs of $58,816)	605,133	649,797
Accumulated distributions in excess of net income	(228,254)	(208,947)
Accumulated other comprehensive income (loss)	(546)	293

Total stockholders' equity	376,983	441,818

Total liabilities and stockholders' equity	$1,269,161	1,188,999

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and twelve months ended December 31, 2006 and 2005
(In thousands except per share data)

	Three months ended December 31, 2006	Three months ended December 31, 2005	Twelve months ended December 31, 2006	Twelve months ended December 31, 2005
Revenues:
Rental income	$32,754	31,418	129,857	126,485
Tenant recoveries	11,810	11,703	47,614	47,643
Lease termination income	7	25	330	6,289
Other property income (expense)	132	(110)	614	756

Total revenues	44,703	43,036	178,415	181,173

Expenses:
Property operating expenses	5,592	5,495	19,944	22,461
Real estate tax expense	7,966	7,345	32,198	31,336
Bad debt expense	110	453	886	1,238
Depreciation and amortization	10,501	9,584	41,520	39,672
General and administrative expenses	3,184	2,474	10,559	8,976

Total expenses	27,353	25,351	105,107	103,683

Operating income	17,350	17,685	73,308	77,490

Other income	1,773	1,113	5,071	2,467
Fee income from unconsolidated joint ventures	729	548	2,476	2,011
Gain (loss) on sale of investment properties	(7)	-	617	68
Interest expense	(11,887)	(9,326)	(44,761)	(40,306)
Minority interest	(53)	(195)	(864)	(850)
Equity in earnings of unconsolidated joint ventures	454	1,419	2,873	4,591

Income from continuing operations	8,359	11,244	38,720	45,471

Discontinued operations:
Income from discontinued operations (including gain on sale of investment properties of $0 and $636 for the three months ended December 31, 2006 and 2005, respectively and $6,017 and $1,117 for the twelve months ended December 31, 2006 and 2005, respectively)	81	716	6,464	1,784

Net income available to common stockholders	8,440	11,960	45,184	47,255

Other comprehensive income:
Unrealized gain (loss) on investment securities	(76)	(381)	(839)	179

Comprehensive income	$8,364	11,579	44,345	47,434

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three and twelve months ended December 31, 2006 and 2005
(In thousands except per share data)

	Three months ended December 31, 2006	Three months ended December 31, 2005	Twelve months ended December 31, 2006	Twelve months ended December 31, 2005

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.13	0.17	0.57	0.67
Discontinued operations	-	0.01	0.10	0.03

Net income available to common stockholders per weighted average common share – basic and diluted	$0.13	0.18	0.67	0.70

Weighted average number of common shares outstanding – basic	65,894	67,401	67,154	67,244

Weighted average number of common shares outstanding – diluted	65,963	67,471	67,223	67,298

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended December 31, 2006	Three months ended December 31, 2005	Twelve months ended December 31, 2006	Twelve months ended December 31, 2005

Net income available to common stockholders	$8,440	11,960	45,184	47,255
Gain on sale of investment properties, net of minority interest	7	(636)	(6,399)	(1,185)
Gain on non-operating property	-	-	157	33
Equity in depreciation and amortization of unconsolidated ventures	2,760	1,449	9,398	4,261
Amortization on in-place lease intangibles	672	604	2,925	2,826
Amortization on leasing commissions	193	186	766	700
Depreciation, net of minority interest	9,492	8,565	37,132	35,621

Funds From Operations	$21,564	22,128	89,163	89,511

Net income available to common stockholders per weighted average common share – basic and diluted	$0.13	0.18	0.67	0.70

Funds From Operations, per weighted average common share, basic and diluted	$0.33	0.33	1.33	1.33

Weighted average number of common shares outstanding, basic	65,894	67,401	67,154	67,244

Weighted average number of common shares outstanding, diluted	65,963	67,471	67,223	67,298

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended December 31, 2006	Three months ended December 31, 2005	Twelve months ended December 31, 2006	Twelve months ended December 31, 2005

Income from continuing operations	$8,359	11,244	38,720	45,471
(Gain) loss on sale of investment properties	7	-	(617)	(68)
Income from discontinued operations	81	80	447	667
Interest expense	11,887	9,326	44,761	40,306
Interest expense associated with discontinued operations	-	46	43	208
Interest expense associated with unconsolidated joint ventures	2,088	1,453	6,969	4,271
Depreciation and amortization	10,501	9,584	41,520	39,672
Depreciation and amortization associated with discontinued operations	-	101	186	602
Depreciation and amortization associated with unconsolidated joint ventures	2,767	1,058	9,421	3,126

EBITDA	$35,690	32,892	141,450	134,255

Total Interest expense	$13,975	10,825	51,773	44,785

EBITDA: Interest Expense Coverage Ratio	2.6 x	3.0 x	2.7 x	3.0 x